Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2018 THIRD QUARTER RESULTS

DANBURY, CT – April 26, 2018 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2018 third quarter ended March 31, 2018. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

●	Consolidated net sales of $181.4 million increased 0.5% compared to the prior year third quarter.

●	Retail written orders increased 2.6% compared to the prior year third quarter.

●	Backlogs increased 15% in the retail division and 70% in the wholesale division compared to March 31, 2017.

●	GAAP diluted earnings per share of $0.09 compared to $0.08 in the prior year third quarter and adjusted diluted earnings per share of $0.11 compared to $0.23 in the prior year third quarter.

●	Paid $24.3 million in dividends fiscal year to date, a 64.7% increase over the same period last year.

Farooq Kathwari, Chairman and CEO, commented, "As we discussed during our recent investor meeting, we are well positioned to grow our sales and profits as many of our major initiatives are in place. During the third quarter, our stronger wholesale shipments, which increased 7.3% compared to prior year quarter, reflects the diminishing effects of inefficiencies due to start-up of production on new products and the government contract orders.” Mr. Kathwari continued, "We expect our major marketing campaign to help build traffic to our retail network and to our digital mediums in the fourth quarter. We remain cautiously optimistic.”

FISCAL 2018 THIRD QUARTER FINANCIAL RESULTS:

Consolidated

Net sales were $181.4 million for the three months ended March 31, 2018 compared to $180.5 million for the same period in the prior year, an increase of 0.5%. Wholesale segment sales increased progressively each month during the March 2018 quarter, as the disruptions diminished in the manufacturing processes related to first production runs and government contract orders. Although shipments from wholesale to fill retail orders increased 3%, they were weighted towards the end of the quarter, which translated into lower sales for the retail segment given less time to ship the product to customers.

Gross profit was $96.7 million for the three months ended March 31, 2018 compared to $94.7 million in the comparable prior year period. The prior year included an inventory write‐down associated with an inventory donation. Gross profit for wholesale was negatively impacted by an increase in raw materials costs. Consolidated gross margin for the quarter was 53.3% compared to 52.5%. Adjusted gross margin was 53.3% compared to 56.0%. Retail sales as a percent of total consolidated sales was 75.5% for the quarter compared to 78.6% in the prior year quarter, decreasing our consolidated gross margin due to this reduced percentage.

Operating expenses for the three months ended March 31, 2018 were $92.8 million or 51.2% of sales compared to $90.8 million or 50.3% of sales in the comparable prior year period. This was primarily due to an increase in advertising costs and insurance retention, partially offset by a decrease in performance-based incentive compensation.

Operating income for the three months ended March 31, 2018 was $3.9 million or 2.1% of sales compared to $3.9 million or 2.2% of sales in the comparable prior year period. Adjusted operating income for the three months ended March 31, 2018 was $4.4 million or 2.4% of sales compared to $10.3 million or 5.7% of sales in the comparable prior year period. The primary causes for the change in operating income was lower sales in retail, partially offset by the positive effects of the increase in wholesale sales during the quarter, and the prior year inventory write-down associated with an inventory donation. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $1.2 million for the three months ended March 31, 2018 and $1.3 million in the comparable prior year period. The effective rate this quarter was 31.2% compared to 35.6%. The effective tax rate for the quarter was lower due to the 2017 tax act.

Net income was $2.6 million or $0.09 per diluted share for the three months ended March 31, 2018 and $2.3 million or $0.08 per diluted share in the prior year comparable period. Adjusted net income was $3.0 million or $0.11 per diluted share for the three months ended March 31, 2018 and $6.3 million or $0.23 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended March 31, 2018 were $136.9 million compared to $141.9 million in the prior year comparable period, a decrease of 3.6% compared to the prior year. Comparative net sales were $134.9 million compared to $140.9 million in the prior year period. Comparable design centers are those which have been operating for at least 15 months, including relocated design centers provided the original and relocated design center location had been operating for at least 15 months on a combined basis.

Total written orders for the retail division for the third quarter of fiscal 2018 were up 2.6% compared to the same prior year period, and comparable Design Center written orders were up 1.6% over the same period. Written orders were driven primarily by increased marketing efforts.

Operating income was a loss of $2.9 million for the three months ended March 31, 2018, an improvement of $4.4 million from a loss of $7.3 million over the same prior year period. The reduced operating loss in the current quarter was driven primarily by the prior year inventory write-down.

Wholesale Segment

Net sales of $118.9 million compared to $110.8 million in the prior year quarter, an increase of 7.3%. The increase in sales is due to increases to our retail segment, domestic independent retailers and the government contract, partially offset by decreases to our international dealers.

Operating income of $7.9 million compared to $9.7 million in the prior year quarter. The decrease was largely due to the increase in current period operating expenses, raw material cost increases and manufacturing inefficiencies mentioned previously, partially offset by the prior year inventory write-down.

FISCAL 2018 YEAR-TO-DATE FINANCIAL RESULTS:

Net sales for the nine months ended March 31, 2018 were $561.2 million, a decrease of 1.3% compared to $568.5 million. Sales for the retail and wholesale segments were negatively affected mostly in the first quarter of fiscal 2018 by the hurricanes and disruptions in the manufacturing processes due to first production runs of new product lines, as discussed previously. While wholesale net sales increased compared to the prior year period, overall, an increase in wholesale net sales was more than offset by a decrease in retail sales

Gross profit was $304.8 million for the nine months ended March 31, 2018 compared to $311.3 million. The decrease was primarily due to the lower retail sales and increased wholesale costs of raw materials partially offset by the prior year inventory write‐down associated with an inventory donation, and increased wholesale sales. Consolidated gross margin year‐to‐date was 54.3% compared to 54.8%. Adjusted gross margin was 54.3% compared to 55.9% in the prior year period. Retail sales as a percent of total consolidated sales was 76.9% year‐to‐date compared to 79.2% in the prior year period, decreasing our consolidated gross margin due to mix. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation).

Operating expenses for the nine months ended March 31, 2018 were $271.9 million or 48.4% of sales compared to $272.0 million or 47.8% of sales in the comparable prior year period. The decrease in fiscal 2018 expenses is primarily due to a reduction in performance-based incentive compensation expense in the current period, partially offset by higher advertising costs in the current year.

Operating income for the nine months ended March 31, 2018 was $33.0 million or 5.9% of sales compared to $39.4 million or 6.9% of sales in the comparable prior year period. Adjusted operating margin of 6.1% compared to 8.2% in the prior year. Adjusted operating income for the nine months ended March 31, 2018 was $34.0 million compared to $46.4 million for the prior nine months. The primary causes for the decrease in operating income were lower retail sales in fiscal 2018 caused in part by the negative effects of the first production runs and government contracts. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes year-to-date totaled $8.0 million compared to $14.1 million. Our effective tax rate was 24.4% in the period compared to 36.6%. The effective tax rate for the current year-to-date period was lower due to the 2017 tax act.

Net income of $24.9 million compared to $24.5 million, and excluding special items, adjusted net income was $25.7 million for the current year and $29.0 million in the prior year. Earnings per diluted share of $0.90 compared to $0.88, and excluding special items, adjusted EPS of $0.93 compared to $1.04. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $1.7 million decreased $12.6 million from June 30, 2017 primarily due to a $13.3 million early payoff of our term loan, reducing borrowings under our credit facility to zero.

Total cash and securities, including restricted cash, of $52.1 million decreased $13.0 million from June 30, 2017, reflecting extinguishment of $14.3 million of debt and paying out $24.3 million in dividends. Our cash used in operating activities for the March 2018 quarter was $20.9 million from $26.3 million for the prior year March quarter. Working capital decreased $9.8 million from June 30, 2017, primarily due to the $14.3 million paydown of debt.

Inventories of $163.7 million increased by $14.3 million from June 30, 2017, to support the order backlog.

Capital expenditures were $9.1 million fiscal year to date at March 31, 2018 compared to $15.1 million for the same prior year period. Expenditures were primarily at retail design centers.

Dividends and share repurchases; During the year to date period ended March 31, 2018, we paid $24.3 million of dividends, a 64.7% increase over the prior fiscal year. This included a special dividend of $0.31 per share paid in the January 2018.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Thursday, April 26 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728594. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2017 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and any related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruption to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2017, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/18	03/31/17	03/31/18	03/31/17
Net sales	$181.4	$180.5	$561.2	$568.5
Gross margin	53.3%	52.5%	54.3%	54.8%
Adjusted gross margin *	53.3%	56.0%	54.3%	55.9%
Operating margin	2.1%	2.2%	5.9%	6.9%
Adjusted operating margin *	2.4%	5.7%	6.1%	8.2%
Net income	$2.6	$2.3	$24.9	$24.5
Adjusted net income *	$3.0	$6.3	$25.7	$29.0
Operating cash flow	$20.9	$26.3	$35.1	$53.8
Capital expenditures	$4.1	$3.9	$9.1	$15.1
Company stock repurchases (trade date)	$0.0	$0.0	$0.0	$3.4

EBITDA	$8.7	$8.8	$47.8	$54.3
EBITDA as % of net sales	4.8%	4.9%	8.5%	9.5%

Adjusted EBITDA *	$9.2	$15.2	$48.9	$61.3
Adjusted EBITDA as % of net sales *	5.1%	8.4%	8.7%	10.8%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
	03/31/18	03/31/17	03/31/18	03/31/17
Retail
Net sales	$136.9	$141.9	$431.5	$450.5
Operating margin	-2.1%	-5.2%	-1.5%	-0.9%
Adjusted operating margin *	-2.1%	-1.0%	-1.5%	0.5%

Wholesale
Net sales	$118.9	$110.8	$348.5	$339.1
Operating margin	6.7%	8.8%	10.6%	11.9%
Adjusted operating margin *	7.1%	10.8%	10.9%	12.6%

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/18	03/31/17	03/31/18	03/31/17
Net sales	$181,419	$180,501	$561,202	$568,460
Cost of sales	84,711	85,766	256,380	257,134
Gross profit	96,708	94,735	304,822	311,326
Selling, general and administrative expenses	92,835	90,815	271,862	271,975
Operating income	3,873	3,920	32,960	39,351
Interest and other income (expense)	-16	-77	223	248
Interest expense	54	302	272	949
Income before income taxes	3,803	3,541	32,911	38,650
Income tax expense	1,187	1,259	8,018	14,139
Net income	$2,616	$2,282	$24,893	$24,511

Basic earnings per common share:
Net income per basic share	$0.10	$0.08	$0.91	$0.89
Basic weighted average shares outstanding	27,476	27,691	27,469	27,694

Diluted earnings per common share:
Net income per diluted share	$0.09	$0.08	$0.90	$0.88
Diluted weighted average shares outstanding	27,692	27,953	27,725	27,970

Comprehensive income:
Net income	$2,616	$2,282	$24,893	$24,511
Other comprehensive income
Currency translation adjustment	1,451	1,998	(71)	(213)
Other	(7)	3	(39)	(20)
Other comprehensive income (loss) net of tax	1,444	2,001	(110)	(233)
Comprehensive income	$4,060	$4,283	$24,783	$24,278

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$44,977	$57,701
Accounts receivable, net	15,933	12,293
Inventories	163,748	149,483
Prepaid expenses & other current assets	19,356	23,621
Total current assets	244,014	243,098

Property, plant and equipment, net	265,122	270,198
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,086	7,330
Other assets	3,207	2,468
Total Assets	$564,557	$568,222
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	586	2,731
Customer deposits	67,626	62,960
Accounts payable	24,680	16,961
Accrued expenses & other current liabilities	44,317	43,793
Total current liabilities	137,209	126,445

Long-term debt	1,119	11,608
Other long-term liabilities	24,830	29,273
Total liabilities	163,158	167,326
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	376,911	377,550
Less: Treasury stock	-634,532	-635,179
Retained earnings	662,581	661,976
Accumulated other comprehensive income	-4,202	-4,131
Total Ethan Allen Interiors Inc. shareholders' equity	401,248	400,706
Noncontrolling interests	151	190
Total shareholders' equity	401,399	400,896
Total Liabilities and Shareholders' Equity	$564,557	$568,222

Ethan Allen Interiors Inc.

Design Center Activity

Third Quarter Fiscal 2018

Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	157	148	305
Additions (includes Relocations) (1)	5	0	5
Closings (includes Relocations) (1)	(2)	(1)	(3)
Transfers	0	0	0
Balance at end of period	160	147	307

United States	47	141	188
International	113	6	119

(1) Relocations in additions & closing	0	0	0

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Nine Months Ended March 31, 2018 and 2017

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net Income / Earnings Per Share
Net income	$2,616	$2,282	$24,893	$24,511
Adjustments net of related tax effects *	348	4,060	766	4,451
Normalized income tax effects *	0	-33	0	32
Adjusted net income	$2,964	$6,309	$25,659	$28,994
Diluted weighted average shares outstanding	27,692	27,953	27,725	27,970
Earnings per diluted share	$0.09	$0.08	$0.90	$0.88
Adjusted earnings per diluted share	$0.11	$0.23	$0.93	$1.04
Consolidated Gross Profit / Gross Margin
Gross profit	$96,708	$94,735	$304,822	$311,326
Add: adjustments *	0	6,394	0	6,394
Adjusted gross profit *	$96,708	$101,129	$304,822	$317,720
Net sales	$181,419	$180,501	$561,202	$568,460
Gross margin	53.3%	52.5%	54.3%	54.8%
Adjusted gross margin *	53.3%	56.0%	54.3%	55.9%
Consolidated Operating Income / Operating Margin
Operating income	$3,873	$3,920	$32,960	$39,351
Add: adjustments *	500	6,394	1,035	7,010
Adjusted operating income *	$4,373	$10,314	$33,995	$46,361
Net sales	$181,419	$180,501	$561,202	$568,460
Operating margin	2.1%	2.2%	5.9%	6.9%
Adjusted operating margin *	2.4%	5.7%	6.1%	8.2%
Wholesale Operating Income / Operating Margin
Wholesale operating income	$7,927	$9,729	$36,957	$40,399
Add: adjustments *	500	2,241	1,035	2,241
Adjusted wholesale operating income *	$8,427	$11,970	$37,992	$42,640
Wholesale net sales	$118,921	$110,819	$348,473	$339,076
Wholesale operating margin	6.7%	8.8%	10.6%	11.9%
Adjusted wholesale operating margin *	7.1%	10.8%	10.9%	12.6%
Retail Operating Income / Operating Margin
Retail operating income	$-2,896	$-7,319	$-6,304	$-4,149
Add: adjustments *	0	5,925	0	6,541
Adjusted retail operating income *	$-2,896	$-1,394	$-6,304	$2,392
Retail net sales	$136,903	$141,948	$431,469	$450,495
Retail operating margin	-2.1%	-5.2%	-1.5%	-0.9%
Adjusted retail operating margin *	-2.1%	-1.0%	-1.5%	0.5%

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Nine Months Ended March 31, 2018 and 2017

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
EBITDA
Net income	$2,616	$2,282	$24,893	$24,511
Add: interest expense, net	-28	195	-46	604
income tax expense	1,187	1,259	8,018	14,139
depreciation and amortization	4,915	5,024	14,955	15,023
EBITDA	$8,690	$8,760	$47,820	$54,277
Net sales	$181,419	$180,501	$561,202	$568,460
EBITDA as % of net sales	4.8%	4.9%	8.5%	9.5%
EBITDA	$8,690	$8,760	$47,820	$54,277
Add: adjustments *	500	6,394	1,102	7,010
Adjusted EBITDA	$9,190	$15,154	$48,922	$61,287
Net sales	$181,419	$180,501	$561,202	$568,460
Adjusted EBITDA as % of net sales	5.1%	8.4%	8.7%	10.8%

* Adjustments consist of the following:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Adjustments net of related income tax effects:
Real estate losses	$0	$0	$0	$616
Inventory write-down	0	6,394	0	6,394
Organizational changes and other exit costs	0	0	535	0
Contingent legal claim	500	0	500	0
Adjustments to operating income	500	6,394	1,035	7,010
Early debt extinguishment	0	0	67	0
Adjustments to EBITDA	500	6,394	1,102	7,010
Related tax effects	-152	-2,334	-336	-2,559
Adjustments net of related income tax effects	$348	$4,060	$766	$4,451

Related tax effects are calculated using a normalized tax rate of 30.5% in the current fiscal year and 36.5% in the prior fiscal year